EXHIBIT F

                     [On Letterhead of Steven R. Sullivan, Esq.]


                                                  December 23, 1998



          Securities and Exchange Commission
          Judiciary Plaza
          450 Fifth Street, N.W.
          Washington, D.C. 20549


                    Re:  Ameren Corporation
                         Application-Declaration on Form U-1
                         SEC File Number 70-9383
                         -----------------------------------

          Ladies and Gentlemen:

                    I have acted as counsel for Ameren Corporation, a Missouri corporation ("Ameren"), in connection with its Form U-1 Application/Declaration (File No. 70-9383), as amended (the "Declaration"), filed with the Securities and Exchange Commission (the "Commission") with respect to the proposed transactions described therein (the "Proposed Transactions"). In the Declaration authority is requested for Ameren to implement a shareholder rights plan (the "Plan") as described in the Declaration and embodied in a Rights Agreement (the "Rights Agreement") incorporated by reference thereto as Exhibit A-3 (the "Rights Agreement").

                    In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of such records of Ameren and such other documents, certificates and corporate or other records as I have deemed necessary or appropriate as a basis for the opinions set forth herein. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies.

                    The opinions expressed below in respect of the Proposed Transactions are subject to the following assumptions and conditions:

                    (a) The Board of Directors of Ameren shall have adopted appropriate resolutions approving the terms of the Preferred Stock and the required filing of the Certificate of Designation with the Secretary of State of the State of Missouri shall have been made.

                    (b) The Commission shall have duly entered an appropriate order or orders with respect to the Proposed Transactions as described in the Declaration granting and permitting the Declaration to become effective under the Act and the rules and regulations thereunder.


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                    (c)  The consummation of the Proposed Transactions
          shall be conducted with my involvement and all legal matters incident thereto shall be satisfactory to me.

                    Based on the foregoing, and subject to the assumptions and conditions set forth herein, and having regard to legal considerations which I deem relevant, I am of the opinion that, in the event the Proposed Transactions are consummated in accordance with the Declaration:

                    1. No state commission has jurisdiction over the Proposed Transactions;

                    2. Ameren is a corporation validly organized and duly existing under the laws of the State of Missouri;

                    3. Upon issuance on the effective date of the Rights dividend, the preferred share purchase rights (the "Rights") will have been validly issued and the holders of the Rights will be entitled to the rights and privileges appertaining thereto set forth in the Rights Agreement;

                    4. The shares of preferred stock, $.01 par value per share, when issued pursuant to the Plan will be validly issued, fully paid and nonassessable, and the holders of such shares will be entitled to the rights and privileges appertaining thereto set forth in the certificate of incorporation of Ameren, as amended by the Certificate of Designation;

                    5. The shares of common stock, par value $.01 per share, when issued pursuant to the Plan will be validly issued, fully paid and nonassessable, and the holders of such shares will be entitled to the rights and privileges appertaining thereto set forth in the certificate of incorporation of Ameren;

                    6. All state laws applicable to the Proposed Transactions will have been complied with; however, I express no opinion as to need to comply with state blue sky laws; and

                    7. The consummation of the Proposed Transactions will not violate the legal rights of the holders of any securities issued by Ameren or any associate company thereof.

                    I hereby consent to the use of this opinion in connection with the Declaration.


                                                  Very truly yours,

                                                  /s/ Steven R. Sullivan

                                                  Steven R. Sullivan